Lake Shore Bancorp, Inc. Announces

2023 Fourth Quarter and Year End Financial Results

DUNKIRK, N.Y. — January 31, 2024 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $749,000, or $0.13 per diluted share, for the fourth quarter of 2023 compared to net income of $1.2 million, or $0.20 per diluted share, for the fourth quarter of 2022. For the year ended December 31, 2023, the Company reported unaudited net income of $4.8 million, or $0.82 per diluted share, as compared to $5.7 million, or $0.97 per diluted share, for the year ended December 31, 2022. The Company's 2023 financial performance was negatively impacted by the Office of the Comptroller of the Currency's (the "OCC") regulatory action of February 2023 resulting in increased non-interest expense.

“Lake Shore's financial performance throughout 2023 and the fourth quarter was commendable given the financial pressures experienced from a challenging interest rate environment and costly, ongoing regulatory matters we continue to address,” stated Kim Liddell, President, CEO, and Director. "We believe our efforts to remediate and strengthen those regulatory operational areas will be successful as we continuously strive to enhance and deliver shareholder value."

2023 Full Year and Fourth Quarter Financial Highlights:

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Net income decreased to $749,000 during the 2023 fourth quarter, a decrease of $443,000, or 37.2%, when compared to the 2022 fourth quarter. Net income during the fourth quarter of 2023 was negatively impacted by a decrease to net interest income after (credit) provision for credit losses, partially offset by an increase in non-interest income from a bank-owned life insurance restructure which took place during Q4 2023;
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Net income decreased to $4.8 million during the year ended December 31, 2023, a decrease of $0.9 million, or 15.5%, when compared to the year ended December 31, 2022. Net income during the year ended December 31, 2023 was negatively impacted by an increase in non-interest expenses associated with remediation activities related to regulatory matters, and an increase in salaries and benefits, partially offset by an increase in net interest income after (credit) provision for credit losses;
•
Net interest margin and interest rate spread was 3.34% and 2.83%, respectively, for the 2023 fourth quarter as compared to 4.07% and 3.90%, respectively, for the 2022 fourth quarter;
•
Net interest margin and interest rate spread was 3.62% and 3.23%, respectively for the year ended December 31, 2023 as compared to 3.77% and 3.65%, respectively, for the year ended December 31, 2022;
•
Total deposits increased by $20.8 million, or 3.6% since December 31, 2022. At December 31, 2023 and December 31, 2022, the Company’s percentage of uninsured deposits to total deposits was 12.8% and 16.6%, respectively;
•
Book value per share increased 6.6% to $15.17 per share at December 31, 2023 as compared to $14.23 per share at December 31, 2022; and

•
The Bank's capital position remains "well capitalized" with a Tier 1 Leverage ratio of 12.68% and a Total Risk-Based capital ratio of 17.77% at December 31, 2023.

Net Interest Income

2023 fourth quarter net interest income decreased $990,000, or 15.1%, to $5.6 million from the 2022 fourth quarter. Net interest income for the year ended December 31, 2023 increased to $24.4 million, an increase of $19,000, or 0.1%, from the year ended December 31, 2022.

Interest income for the 2023 fourth quarter was $8.6 million, an increase of $1.1 million, or 15.3%, compared to $7.5 million for the 2022 fourth quarter. The increase was primarily due to a 56 basis points increase in the average yield on interest-earning assets due to an increase in market interest rates. The increase was also due to a $18.4 million, or 2.8%, increase in the average balance of interest earning assets when compared to the same period of 2022. During the fourth quarter of 2023 as compared to the same period in 2022, there was a $676,000 increase in interest earned on loans due to a 54 basis points increase in the average yield earned on loans, partially offset by a decrease in the average loans balance of $6.5 million, or 1.2%.

Interest income for the year ended December 31, 2023 was $33.8 million, an increase of $7.0 million, or 26.2%, compared to $26.8 million for the year ended December 31, 2022. The increase was primarily due to a 88 basis points increase in the average yield on interest-earning assets due to an increase in market interest rates. The increase was also due to a $26.2 million, or 4.1%, increase in the average balance of interest earning assets since December 31, 2022. During the year ended December 31, 2023 as compared to 2022, there was a $5.5 million increase in interest earned on loans due to a 79 basis points increase in the average yield earned on loans along with an increase in the average loans balance of $22.4 million, or 4.1%.

2023 fourth quarter interest expense was $3.1 million, an increase of $2.1 million, or 231.0%, from $923,000 for the 2022 fourth quarter. The increase in interest expense was primarily due to a 161 basis points increase in average interest paid on interest-bearing liabilities and a $22.6 million increase in average interest-bearing liabilities. During the fourth quarter of 2023 as compared to the same period in 2022, there was a $1.4 million increase in interest paid on time deposit accounts due to a 219 basis points increase in the average interest rate paid on time deposits along with an increase in average time deposit balances of $63.8 million, or 42.4%. The increase in the average rate paid on deposit accounts was primarily due to the increase in market interest rates and deposit competition. Average deposit balances were $483.3 million, a 3.4% increase during the 2023 fourth quarter, resulting from an increase in time deposits and brokered deposits when compared to the same period of 2022. During the 2023 fourth quarter, interest expense on borrowed funds and other interest-bearing liabilities increased by $116,000, or 57.1%, compared to the 2022 fourth quarter, primarily due to a $6.7 million increase in average borrowed funds and other interest-bearing liabilities outstanding.

Interest expense for the year ended December 31, 2023 was $9.4 million, an increase of $7.0 million, or 289.1%, from $2.4 million for the year ended December 31, 2022. The increase in interest expense was primarily due to a 130 basis points increase in average interest paid on interest-bearing liabilities and a $27.3 million increase in average interest-bearing liabilities. During the year ended December 31, 2023 as compared to 2022, there was a $4.8 million increase in interest paid on time deposit accounts due to a 206 basis points increase in the average interest rate paid on time deposits along with an increase in average time deposit balances of $67.5 million, or 48.6%. The increase in the average rate paid on deposit accounts was primarily due to the increase in market interest rates and deposit competition since December 31, 2022. Average deposit balances were $486.1 million, a 2.9% increase during the year ended December 31, 2023, resulting from an increase in time deposits and brokered deposits since December 31, 2022. During the year ended December 31, 2023, interest expense on borrowed funds and other interest-bearing liabilities increased by $728,000, or 121.3%, compared to the year ended December 31, 2022, primarily due to a $13.5 million increase in average borrowed funds and other interest-bearing liabilities outstanding.

Non-Interest Income and Income Tax Expense

Non-interest income was $923,000 for the 2023 fourth quarter, an increase of $339,000, or 58.0%, as compared to the 2022 fourth quarter. The increase was primarily due to a $354,000 increase in earnings on bank-owned life insurance in connection with the restructuring of bank-owned life insurance during the fourth quarter of 2023. Additionally, the aforementioned restructuring of bank-owned life insurance was the primary driver of the increase in income tax expense of $315,000, or 128.0% when compared to the same period of 2022.

Non-interest income was $2.6 million for the year ended December 31, 2023, a decrease of $69,000, or 2.6%, as compared to the year ended December 31, 2022. The decrease was primarily due to a $391,000 net decrease in unrealized gains on interest rate swap products as a result of market interest rate movements, a $59,000 loss on the sale of securities in the current year to reposition the Bank’s balance sheet, and a $59,000 decrease in service charges and fees. These decreases were partially offset by a $420,000 increase in earnings on bank-owned life insurance in connection with the restructuring of bank-owned life insurance during the fourth quarter of 2023, and a $18,000 decrease in loss on sale of loans when compared to the year ended December 31, 2022. Additionally, the aforementioned restructuring of bank-owned life insurance was the primary driver of the increase in income tax expense of $237,000, or 20.4% when compared to the year ended December 31, 2022.

Non-Interest Expense

Non-interest expense was $5.2 million for the 2023 fourth quarter, a decrease of $266,000, or 4.9%, as compared to $5.5 million for the 2022 fourth quarter. The decrease relates to a net decline in professional services expense and salary and employee benefits expense of $102,000, or 3.0%. Additionally, advertising costs decreased by $194,000, or 75.2%, due to a decrease in marketing spending. These decreases were partially offset by an increase in FDIC insurance expense of $153,000, or 114.2%, when compared to the prior year period due to an increase in premium assessments related to regulatory matters and an increase in data processing costs of $133,000, or 40.5%, primarily due to an increase in costs related to core system maintenance and enhancements to existing IT security protocols.

Non-interest expense was $21.8 million for the year ended December 31, 2023, an increase of $2.4 million, or 12.2%, as compared to $19.4 million for the year ended December 31, 2022 primarily due to an increase in professional services expense and salary and employee benefits expense of $1.8 million, or 14.9%, as a result of performing remediation activities related to regulatory matters. Additionally, FDIC insurance expense increased by $841,000, or 309.2%, during the year ended December 31, 2023 due to an increase in premium assessments related to regulatory matters. Data processing costs increased by $323,000, or 22.7%, during the year ended December 31, 2023 primarily due to an increase in costs related to core system maintenance and enhancements to existing IT security protocols.

Credit Quality

The Company adopted the Current Expected Credit Losses (“CECL”) methodology to record expected credit losses on our loan portfolio effective January 1, 2023. The adoption of CECL under current accounting guidance resulted in a pre-tax increase to the allowance for credit losses on loans of $282,000 and an increase to the allowance for credit losses on unfunded commitments of $633,000, with an offset to the Company’s retained earnings during Q1 2023. The Company's allowance for credit losses on loans was $6.5 million at December 31, 2023 as compared to $7.1 million at December 31, 2022. The Company's allowance for credit losses on unfunded commitments was $485,000 at December 31, 2023 as compared to $0 at December 31, 2022.

Non-performing assets as a percent of total assets increased to 0.47% at December 31, 2023 as compared to 0.43% at December 31, 2022. The Company’s allowance for credit losses on loans as a percent of net loans was 1.16% at December 31, 2023 and 1.23% at December 31, 2022.

Balance Sheet Summary

Total assets at December 31, 2023 were $725.1 million, a $25.2 million increase, or 3.6%, as compared to $699.9 million at December 31, 2022. Cash and cash equivalents increased by $44.1 million, or 457.8%, from $9.6 million at December 31, 2022 to $53.7 million at December 31, 2023. The increase was primarily due to an increase in total deposits and decreases in loans receivable and securities available-for-sale, partially offset by a decrease in total borrowings. Securities available for sale were $60.4 million at December 31, 2023 as compared to $73.0 million at December 31, 2022 primarily as the result of the sale of $9.8 million of securities during the year ended December 31, 2023. Loans receivable, net at December 31, 2023 and December 31, 2022 were $555.8 million and $573.5 million, respectively. Total deposits at December 31, 2023 were $590.9 million, an increase of $20.8 million, or 3.6%, compared to $570.1 million at December 31, 2022. Total borrowings decreased to $35.3 million at December 31, 2023, a decrease of $2.3 million, or 6.1% as compared to $37.5 million as of December 31, 2022.

Stockholders’ equity at December 31, 2023 was $86.3 million, a $5.1 million increase, or 6.3%, as compared to $81.2 million at December 31, 2022. The increase in stockholders’ equity was primarily attributed to $4.8 million in net income earned during 2023 and a $947,000 unrealized mark-to-market gain on the available-for-sale securities portfolio recognized in other comprehensive income.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, compliance with the Bank’s Consent Order and an Individual Minimum Capital Requirement both issued by the Office of the Comptroller of the Currency, compliance with the Written Agreement with the Federal Reserve Bank of Philadelphia, data loss or other security breaches, including a breach of our operational or security systems, policies or procedures, including cyber-attacks on us or on our third party vendors or service providers, economic conditions, the effect of changes in monetary and fiscal policy, inflation, unanticipated changes in our liquidity position, climate change, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees, regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Taylor M. Gilden

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1065

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	December 31,	December 31,
	2023	2022
	(Unaudited)
	(Dollars in thousands)

Total assets	$725,118	$699,914
Cash and cash equivalents	53,730	9,633
Securities available for sale	60,442	73,047
Loans receivable, net	555,828	573,537
Deposits	590,924	570,119
Short-term borrowings	—	12,596
Long-term debt	35,250	24,950
Stockholders’ equity	86,273	81,184

Statements of Income
	Three Months Ended		Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$8,613	$7,471	$33,755	$26,754
Interest expense	3,055	923	9,397	2,415
Net interest income	5,558	6,548	24,358	24,339
(Credit) provision for credit losses	(32)	225	(1,043)	725
Net interest income after (credit) provision for credit losses	5,590	6,323	25,401	23,614
Total non-interest income	923	584	2,635	2,704
Total non-interest expense	5,203	5,469	21,817	19,448
Income before income taxes	1,310	1,438	6,219	6,870
Income tax expense	561	246	1,399	1,162
Net income	$749	$1,192	$4,820	$5,708
Basic and diluted earnings per share	$0.13	$0.20	$0.82	$0.97
Dividends declared per share	$—	$0.18	$—	$0.68

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(Unaudited)

Return on average assets	0.42%	0.69%	0.67%	0.82%
Return on average equity	3.60%	5.98%	5.78%	6.90%
Average interest-earning assets to average interest-bearing liabilities	127.96%	129.39%	128.06%	129.81%
Interest rate spread	2.83%	3.90%	3.23%	3.65%
Net interest margin	3.34%	4.07%	3.62%	3.77%

	December 31,	December 31,
	2023	2022
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.60%	0.51%
Non-performing assets as a percent of total assets	0.47%	0.43%
Allowance for credit losses as a percent of net loans	1.16%	1.23%
Allowance for credit losses as a percent of non-performing loans	193.09%	240.96%

	December 31,	December 31,
	2023	2022
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,686,288	5,705,225
Treasury stock, number of shares held	1,150,226	1,131,289
Book value per share	$15.17	$14.23